UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2010

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2010, SunPower Corporation (“SunPower” or the “Company”) entered into eight amended and restated warrants (collectively, the “Warrants”), originally issued on March 25, 2010 and April 5, 2010 (the March 25, 2010 and April 5, 2010 warrants are referred to as the “Original Warrants”) to Deutsche Bank AG, Bank of America, N.A., Barclays Bank PLC and Credit Suisse International (collectively, the “Warrantholders”). The Original Warrants, together with previously disclosed convertible hedge transactions entered into on March 25, 2010 and April 5, 2010, are meant to reduce the Company's exposure to potential cash payments upon conversion of the Company's 4.50% senior cash convertible debentures due 2015 (the "Debentures"). Under the terms of the Original Warrants, the Warrantholders may acquire, at a strike price of $27.03 per share, subject to anti-dilution adjustments, cash in an amount equal to the market value of up to 11,096,318 shares of the Company's Class A Common Stock. Under the Warrants, as amended and restated, the Warrantholders would, upon exercise of the Warrants, no longer receive cash but instead would acquire up to 11,096,318 shares of Class A Common Stock. If the market price per share of the Class A Common Stock exceeds the strike price of $27.03 per share, the Warrants will have a dilutive effect on the Company's earnings per share. The Warrants will become effective upon the completion of NASDAQ's review of the Company's application for listing of the shares underlying the Warrants.

The foregoing descriptions of the material terms of the Warrants are qualified in their entirety by reference to the Warrants, which are attached hereto as Exhibit 10.1 to Exhibit 10.8, each of which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed on a Current Report on Form 8-K dated April 9, 2010, on April 12, 2010, the Company and certain subsidiaries of the Company entered into a letter of credit facility agreement with Deutsche Bank AG New York Branch, as issuing bank and as administrative agent, and the financial institutions parties thereto from time to time (such agreement, the “DB L/C Facility”).

As previously disclosed, the DB L/C Facility provides for the issuance of letters of credit by the issuing banks. On December 22, 2010, the Company received an additional $25,000,000 commitment from Goldman Sachs Bank USA under the DB L/C Facility, which increased the aggregate amount of letters of credit that may be issued under the DB L/C Facility from $350,000,000 to $375,000,000.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference.

The Original Warrants were sold for aggregate cash consideration of approximately $54.1 million and $7.4 million on March 25, 2010 and April 5, 2010, respectively, simultaneously with our purchase of the convertible hedge instruments for aggregate cash consideration of approximately $66.2 million and $9.0 million, respectively. The Company received no additional consideration for the amendment and restatement described in Item 1.01 above. The exercise price of the Warrants is $27.03 per share of the Company's Class A Common Stock, subject to adjustment for customary anti-dilution and other events. The Company believes that the issuance and sale of the Warrants was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereunder.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

10.1	Warrant Confirmation, dated December 22, 2010, issued to Deutsche Bank AG
10.2	Warrant Confirmation, dated December 22, 2010, issued to Bank of America, N.A.
10.3	Warrant Confirmation, dated December 22, 2010, issued to Barclays Bank PLC
10.4	Warrant Confirmation, dated December 22, 2010, issued to Credit Suisse International
10.5	Warrant Confirmation, dated December 22, 2010, issued to Deutsche Bank AG
10.6	Warrant Confirmation, dated December 22, 2010, issued to Bank of America, N.A.
10.7	Warrant Confirmation, dated December 22, 2010, issued to Barclays Bank PLC
10.8	Warrant Confirmation, dated December 22, 2010, issued to Credit Suisse International

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: December 23, 2010	By:	/s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: Executive Vice President
and Chief Financial Officer

Exhibits Index

10.1	Warrant Confirmation, dated December 22, 2010, issued to Deutsche Bank AG
10.2	Warrant Confirmation, dated December 22, 2010, issued to Bank of America, N.A.
10.3	Warrant Confirmation, dated December 22, 2010, issued to Barclays Bank PLC
10.4	Warrant Confirmation, dated December 22, 2010, issued to Credit Suisse International
10.5	Warrant Confirmation, dated December 22, 2010, issued to Deutsche Bank AG
10.6	Warrant Confirmation, dated December 22, 2010, issued to Bank of America, N.A.
10.7	Warrant Confirmation, dated December 22, 2010, issued to Barclays Bank PLC
10.8	Warrant Confirmation, dated December 22, 2010, issued to Credit Suisse International